Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Amendment No. 1 to the Registration Statement (333-289742) on Form S-4 of CoreWeave, Inc. of our report dated January 22, 2025, except for the effects of the stock split described in Note 1 as to which the date is March 19, 2025, relating to the consolidated financial statements of CoreWeave, Inc., appearing in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

/s/ RSM US LLP

Minneapolis, Minnesota
September 16, 2025